Exhibit 10.2

PATENT LICENSE AND EQUIPMENT RENTAL AGREEMENT

This Patent License and Equipment Rental Agreement (“Agreement”) is made as of August 18, 2023 (“Effective Date”) by and between CryoMass Technologies Inc, a Nevada corporation, with offices at 1001 Bannock Street, Suite 612 Denver, CO 80204 (“Licensor”), on the one hand, and RubberRock Inc,                                                                                           and its affiliates (collectively, “Licensee”) on the other hand (each a “Party” and collectively the “Parties”).

WITNESSETH

WHEREAS Licensor is the owner of the Licensed Patent and has the right to grant licenses thereunder;

WHEREAS Licensor owns and may build additional units of certain processing equipment, referred to also as the “CryoMass Refinement System” or “CryoSift Separator™” (“Equipment”), and whereas Licensor has developed proprietary know-how related to the operation of the Equipment (“Know-How”), which Equipment and Know-How may only be used in connection with the Licensed Patent;

WHEREAS Licensee represented to Licensor that it has the necessary business relationships, licenses, processing know-how, and marketing resources to operate for the sole purpose of conducting separation of trichomes from all types of cannabis plant biomass only (that is, not for separating trichomes from any other plant biomass but for Cannabis Biomass) (“Permitted Toll Processing Activity”) to realize income;

WHEREAS Licensee wishes to obtain from Licensor a license to use and rent one unit of the Equipment together with accompanying equipment including a freeze-dryer and solventless wash system (collectively referred to as the “Unit”) under certain rights for the use of the Licensed Patent solely in connection with the Equipment and solely in California, and Licensor is willing to grant such a license upon the terms and conditions hereinafter set forth,

NOW THEREFORE, for and in consideration of the covenants, conditions and undertakings hereinafter set forth, the parties hereby agree as follows:

1.	Definitions

1.1	Affiliate means any person or entity that controls, is controlled by, or is under common control with Licensee, directly or indirectly. For purposes of this definition, “control” and its various inflected forms means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such a person or entity, whether through ownership of voting securities, by contract or otherwise.

1.2	Cannabis Laws mean all applicable state and local laws governing the cultivation, harvesting, processing, manufacturing, transportation, and sale of cannabis-based products.

1.3	Cannabis Licenses mean any and all temporary, provisional, or permanent, permit, license or authorization from, or registration with, any government authority that regulates the cultivation, harvesting, production, processing, marketing, distribution, sale, possession, transportation or transfer of cannabis or related products in the relevant jurisdiction, whether for medicinal or recreational use.

1.4	Change in Control means: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the applicable company representing fifty percent (50%) or more of the total voting power represented by the company’s then outstanding voting securities, whether by tender offer, or otherwise, (ii) the consummation of a merger or consolidation of the applicable company with any other entity, other than a merger or consolidation which would result in the voting securities of the company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the company or such surviving entity outstanding immediately after such merger or consolidation, or (iii) the sale or disposition by the applicable company of all or substantially all of the company’s assets

1.5	Confidential Information means all information that is of a confidential and proprietary nature to Licensor or Licensee, including, but not limited to, all unpatented and patentable technical information, development, discoveries, software, know-how, methods, techniques, data, processes, devices, models, documentation, information, trade secrets, procedures, results and ideas and provided by one party to the other party under this Agreement. Confidential Information shall not include information that (a) can be demonstrated to have been in the public domain as of the Effective Date or comes into the public domain after the Effective Date through no fault of the receiving party; (b) can be demonstrated to have been known to the receiving party prior to execution of this Agreement and which was not acquired, directly or indirectly, from a third party under a continuing obligation of confidentiality or limited use to the disclosing party; (c) can be demonstrated to have been rightfully received by the receiving party after disclosure under this Agreement from a third party who did not acquire it, directly or indirectly, from the disclosing party under a continuing obligation of confidentiality; (d) can be demonstrated to have been independently developed by personnel of the receiving party who had no substantive knowledge of the disclosing party’s information; or (e) is required to be disclosed pursuant to law or court order.

1.6	Government Authority means any federal, state, national, provincial, or local government, or political subdivision thereof, or any multinational organization or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof, or any governmental arbitrator or arbitral body).

1.7	Gross Revenue means the sum of all invoices issued by Licensee, including Licensee Affiliates, to unaffiliated parties associated with or derived directly or indirectly from Permitted Toll Processing Activity and the resulting CryoSift™ produced on the Unit, including, but not limited to: (i) royalties, (ii) rentals, (iii) wholesale sales of resulting matter, and (iv) ingredients derived or extracted from plant matter processed through the Unit reduced by the amount of the estimated cannabis business tax owed by Licensee as substantiated with receipt and reconciled quarterly.

1.8	Incurable Material Breach shall mean any of the following: (a) a failure to pay the First Installment Territory Fee by the due date under this Agreement, (b) failure by Licensee to disclose any government inquiries in connection with Licensee’s cannabis business, (c) failure to maintain a valid Cannabis License, or (d) entering into a Side Agreement as such is defined in this Agreement.

1.9	“Know-How” means any and all technical information, trade secrets, formulas, prototypes, specifications, directions, instructions, test protocols, procedures, results, studies, analyses, raw material sources, manufacturing data, formulation or production technology, conceptions, ideas, innovations, discoveries, inventions, processes, methods, materials, machines, devices, formulae, equipment, enhancements, modifications, technological developments, techniques, systems, tools, designs, drawings, plans, software, documentation, data, programs, and other knowledge, information, skills, and materials which are known, learned, invented, developed or controlled by Licensor pertaining to the Equipment and/or Licensed Patent and/or useful in the manufacture or use of the Equipment and/or Licensed Patent and any modifications, variations, derivative works, and improvements of or relating to any of the foregoing.

1.10	Licensed Patent means the U.S. Patent Application No. 15/606672 entitled ’System and Method for Cryogenic Separation of Plant Material” which issued on December 15, 2020, as US. Patent 10,864,525, and does not include any continuations, reissues, reexaminations, or international equivalents thereof. For avoidance of doubt, Licensee is not permitted to use any of Licensor’s Intellectual Property except as authorized under this Agreement for applications within the Territory and within the authorized field of use, which is: Permitted Toll Processing Activity. Should Licensor be issued, during the Term of the Agreement, a new patent applicable to the use of the Equipment, Licensor and Licensee shall amend this section to include such new patent under the definition of Licensed Patent for the purposes of this Agreement.

1.12	Reporting Quarter means each calendar quarter commencing with the fourth calendar quarter of 2023.

1.13	Sublicensee means any entity to which an express sublicense has been granted by Licensee under the Licensed Patents, but only provided that the Licensor has agreed to the terms of the sublicense. For clarity, all relevant obligations of Licensee under this Agreement will be incorporated by reference or explicitly in such Sublicensee agreements. No such agreement shall be discussed or negotiated with a potential Sublicensee without prior written Licensor approval, which Licensor may withhold in its sole discretion.

1.14	Territory shall mean California.

2.	License Grant and Equipment Rental.

2.1	License Grant. Licensor hereby grants to Licensee an exclusive commercial license revocable per the terms of this Agreement under the Licensed Patent and Know-How to use the Unit in California, solely for Permitted Toll Processing Activity during the Term of this Agreement and solely in the manner further described in this Agreement. The License Grant to Licensee will be effective upon compliance of Licensee with the initial payment terms for the Territory License Fee set forth in Section 3.1 below.

2.2	Equipment Rental. Licensor will rent one (1) Unit to Licensee pursuant to the terms of this Agreement. Upon termination of this Agreement, the Unit shall be returned to Licensor in the same condition as when received, ordinary wear and tear excepted. Licensor shall retain title to and have access to the Unit at all times, which shall be conspicuously labeled pursuant to the requirements set forth in section 10.2. Licensee shall not have the right to dispose of or alter the Equipment other than as provided in this Agreement.

2.3	Use of Equipment and Repairs. Licensee will only use the Equipment in the manner provided in the Equipment instruction manual, Licensor standard operating procedures, or as otherwise specifically instructed by Licensor. Licensee shall maintain and provide Licensor with processing activity data sheets in the format required by Licensor. Any Licensee personnel or contracted personnel shall only operate the Units after having been duly trained. Records of training will be maintained by Licensee as applicable and available for inspection by Licensor with reasonable notice. Licensee shall promptly notify Licensor of any Unit malfunction or needed repairs and shall not perform any repairs. Only authorized Licensor contractors or employees shall repair the Units. Licensee shall provide reasonable access to Units, information and support for the repairs. The cost of all repairs and maintenance for the Equipment during the Term of this Agreement shall be the responsibility of Licensee. With respect to the Unit, neither Licensee nor any Licensee affiliate, employee, agent, contractor, visitor, director, officer, associate shall copy, reproduce, sublease the Unit, give access to third parties, or reverse engineer the Unit, manufacture spare parts for the Unit, draft drawings or schematics of the Unit, record and/or share video recordings or photos of the Equipment.

2.4	Licensor Personnel Access. At any time during the life of this Agreement upon 48 hours’ notice, Licensee shall give one or more designated Licensor administrative staff (“Licensor Administrative Staff”) full access to Licensee and Licensee Affiliates books, records, invoices, and facilities, as well as any Licensee client data and records disclosed to Licensee, for auditing purposes including, but not limited to: (i) verifying compliance with this Agreement, (ii) validating Gross Revenues and Minimum Quarterly Royalties Due, and (iii) verifying associated calculations. Licensor Administrative Staff shall have unlimited access to all physical and electronic records, including, but not limited to, Licensee bank account statements irrespective of the jurisdiction where the Licensee bank is located. Licensor undertakes to maintain confidential all information received in the course of interactions with Licensee except as needed to enforce Licensor rights under this Agreement.

2.5	Reservation of Rights. Licensor reserves the right to improve and deploy the Licensed Patent and the Equipment for any purposes in any other territory outside the Territory; further, Licensor reserves the right to improve the Licensed Patent and the Equipment and to deploy the improvements to the Licensee in the Territory at any time.

3.	Fees and Royalties.

3.4	Sublicensing Fee. Licensee shall not enter into negotiations with Sublicensees and shall not enter into any Sublicense Agreement without the written consent of an authorized officer of the Licensor and as otherwise provided in this Agreement. A Sublicensing Fee may be agreed upon by the Parties at a later date.

3.5	Non-cash Consideration. In the event a non-cash consideration is received by Licensee in lieu of payments from Licensee customers, such consideration shall be valued at the typical tolling fee or finished good rate of the goods or services sold by Licensee to the respective customer. If the Parties do not agree on valuation of the non-cash consideration, a mutually acceptable evaluator shall be retained for valuation.

4.	Payments, Reporting and Records.

4.1	Monthly Payments. Licensee shall pay Royalties to Licensor in arrears within thirty days (30) days immediately following the end of each Reporting Period. Each “Reporting Period” shall begin on the first day of each calendar month and end on the last day of that calendar month. All disbursements due to Licensor under any section of this Agreement shall be made by Licensee to Licensor in U.S. dollars by wire or electronic transfer.

4.4	Records. Licensee shall keep and shall require its Affiliates to keep, accurate and correct books of account, records of all transactions in connection with this Agreement, and any and all other records that may be necessary for the purpose of showing the amounts payable to Licensor hereunder for a period of six (6) years from the end of the calendar year associated with the record documents. Said records shall be kept at Licensee’s or, as the case may be, Affiliates’ principal place of business.

4.5	Audit. Upon 48 hours’ written notice from Licensor, Licensee shall, and shall require all of its Affiliates, to: (a) open their books and records for inspection by either Licensor, Licensor’s auditor(s) or an independent certified public accountant selected by Licensor, for the purpose of verifying the amount of payments due to Licensor. The terms of this Article shall survive any termination of this Agreement.

4.6	Form of Payment. All disbursements due to Licensor under any section of this Agreement shall be made by Licensee to Licensor in U.S. dollars by wire or electronic transfer.

5.	Licensee Operational Reporting. Beginning on October 1, 2023, and every end of the Reporting Quarter thereafter, Licensee shall provide Licensor with projections detailing the processing and revenue plan for the following 3 months and marketing plans for use of the Units (if applicable). Further, Licensee must promptly notify Licensor in writing of (1) any known government investigation of Licensee, its Affiliates or its customers for any reason (including, without limitation, investigations in connection with potential cannabis laws violations, environmental laws violations, employment or immigration law violations, investigations by government authorities of any controlling shareholder, officer or director or other principal of Licensee or any of its Affiliates or its customers in connection with a potential felony), (2) security breaches and/or (3) any known situations that may reasonably lead to loss of a Cannabis License by Licensee or its affiliates. Failure to provide the Licensee Operational Reporting or failure to disclose the above items shall give Licensor the right to terminate this Agreement upon notice and with no further obligations from Licensor.

6.	Security Breach. Either Party shall promptly notify the other party in the event of a suspected or established breach of security (physical or virtual) in connection with any and all activity related to this Agreement, potentially resulting in an unauthorized disclosure, misappropriation or loss of Confidential Information or Know-How. The Parties shall collaborate in identifying the party responsible for the breach. mitigating the effects of the breach, and in prosecuting the party responsible for the breach. The Parties shall also cooperate with government authorities investigating security breaches.

7.	Term and Termination.

7.1	Term. Unless terminated earlier as provided for herein, the “Term” of this Agreement will commence on the Effective Date and continue for a duration of five (5) years, unless terminated earlier pursuant to this Section 7 or as otherwise provided in this Agreement.

7.2	Termination by Licensee. Licensee may not terminate this Agreement other than for a material breach by Licensor of its duties under this Agreement, which breach is not cured within sixty (60) calendar days from the date a notice of breach is delivered to Licensor.

7.3	Termination by Licensor. Licensor may terminate this Agreement in its sole discretion with notice given in the manner described in Section 16 if Licensee (or any of its Affiliates):

(a)	commits an Incurable Material Breach (which includes breaches by Affiliates);

(b)	is delinquent more than fifteen (15) calendar days in any Licensee Report or payment due under this Agreement;

(c)	is not using commercially reasonable and diligent efforts to generate revenue in furtherance of this Agreement;

(d)	is in material breach of any provision of this Agreement, which breach is not cured within sixty (60) calendar days, including, but not limited to, Sections 3 and 4;

(e)	there is a Change of Control of Licensee ; or

(f)	if Licensee (or its Affiliates) initiates any proceeding or action to challenge the validity, enforceability, or scope of one or more of the Patent rights, or assists a third party in pursuing such a proceeding or action.

7.4	Insolvency. This Agreement shall automatically terminate without further action by Licensor if Licensee is or becomes Insolvent. For purposes of this section, “Insolvent” shall mean: (i) Licensee files a voluntary petition under any bankruptcy, reorganization, or insolvency law of any jurisdiction, (ii) an involuntary petition under any bankruptcy, reorganization, or insolvency law of any jurisdiction is filed against Licensee that is not withdrawn within fifteen (15) days after filing; (iii) Licensee consents to or applies for appointment of a trustee, receiver, custodian, or similar official for itself or for all or substantially all its assets; (iv) A trustee, receiver, custodian, or similar official is appointed to take possession of all or substantially all of Licensee’s assets and is not dismissed within fifteen (15) days after appointment; (v) Licensee makes any assignment for the benefit of creditors; (vi) an order for relief is entered against Licensee under any bankruptcy, reorganization, or insolvency law of any jurisdiction ; or any case, proceeding, or other action seeking such an order remains undismissed for fifteen (15) days after its filing; or (vi) any writ of attachment, garnishment, or execution is levied against all or substantially all of Licensee’s assets; or all or substantially all of Licensee’s assets become subject to any attachment, garnishment, execution, or other judicial seizure, and the same is not satisfied, removed, released, or bonded within fifteen (15) days after the date the writ was levied or the date of the attachment, garnishment, execution, or other judicial seizure. In the event that Licensee is or becomes Insolvent, then all Earned Royalty and/or Territory License Fee becomes immediately due in such circumstances and the Unit must be promptly returned in a commercially reasonable period of time not to exceed thirty (30) days.

7.5	Effect of Termination. If the Agreement is terminated for any reason:

(a)	All rights and licenses of Licensee shall terminate upon termination of the Agreement; and

(b)	Licensee shall cease advertising, using or in other manner generating revenue in connection with the Licensed Patent or Equipment by the effective date of termination; and

(c)	Licensee shall only be liable for payment of all accrued royalties and other payments due to Licensor as of the effective date of termination as well as any accrued interest, and such payment shall be due immediately; and

(d)	If the Agreement is terminated for Licensee’s failure to pay the first Territory Fee installment, then any Unit(s) deployed to Licensee or its Affiliates, shall be promptly returned to Licensor at Licensee’s expense.

(e)	Nothing in this Agreement will be construed to release either party from any obligation that was outstanding prior to the effective date of termination.

7.6	Surviving Provisions. The following Sections shall survive the termination of this Agreement:

(a)	Section 8 (Confidentiality)

(b)	Section 9 (Background Intellectual Property and Improvements)

(c)	Section 10 (Patent Matters)

(d)	Section 11 (Government Laws and Regulations)

(e)	Section 12 (Warranties and Disclaimers)

(f)	Section 13 (Risk)

(g)	Section 15 (Use of Name)

(h)	Section 16 (Notices)

(i)	Section 17 (General Provisions)

The following Paragraphs and Articles shall survive termination with respect to any activities and payment obligations accruing prior to termination or expiration of the Agreement:

(j)	Section 3 (Fees and Royalties)

(k)	Section 4 (Payment Flow)

8.	Confidentiality. Licensor, and Licensee each agree that all Confidential Information disclosed in any form, written or oral, and designated as “Confidential” at the time of disclosure: (i) is to be held in strict confidence by the receiving party, (ii) is to be used by and under authority of the receiving party only as authorized in the Agreement, and (iii) shall not be disclosed by the receiving party, its agents or employees without the prior written consent of the disclosing party. Licensee has the right to use and disclose Confidential Information of Licensor reasonably in connection with the exercise of its rights under the Agreement, including without limitation disclosing to Affiliates, potential investors, acquirers, and others on a need-to-know basis, if such Confidential Information is provided under conditions which reasonably protect the confidentiality thereof. Each party’s obligation of confidence hereunder includes, without limitation, using at least the same degree of care with the disclosing party’s Confidential Information as it uses to protect its own Confidential Information, but always at least a reasonable degree of care.

9.	Background Intellectual Property and Improvements. As between the Parties, and subject to the licenses granted under this Agreement, each Party retains all rights, title, and interests in and to all patent rights, know-how, and other intellectual property rights that such Party owns or otherwise controls as of the Effective Date or that it independently develops or otherwise acquires after the Effective Date. Unless otherwise agreed to in writing, the Parties acknowledge that Licensor shall have exclusive and proprietary rights and interests in all rights, ownership, interests and intellectual properties arising out of or created during the performance of this Agreement that are related to the Licensed Patent and the Unit (the “Developed Intellectual Property Rights”). Licensee, its Affiliates and their employees and agents, as appropriate, shall take all appropriate actions and render all appropriate assistance for the purposes of vesting any ownership, title or interest of any Developed Intellectual Property Rights in Licensor.

10.	Patent Matters.

10.1	Patent Costs. Licensor shall bear all costs related to the License Patent maintenance.

10.2	Marking. Licensee shall mark the Unit as “Property of CryoMass Technologies Inc and not subject to any enforcement/collections against Licensee or Sublicensee, except enforcement by CryoMass Technologies Inc” or a similar labeling provided by Licensor, which may, in Licensor’s sole discretion, include a reference to the Licensed Patent or other Licensor intellectual property. Licensee shall keep the Unit free from any other marking or labeling which might be interpreted as a claim of ownership by anyone else than Licensor. Licensee shall mark the Unit, if applicable, with any patent markings required by law as instructed by Licensor.

10.3	Infringement of the Licensed Patent or Unauthorized Disclosure of Know-How.

(a)	If either Licensor or Licensee becomes aware of any infringement or potential infringement of the Licensed Patent, or of any unauthorized disclosure or use of the Know-How, each party shall promptly notify the other of such in writing.

(b)	Licensor shall, in its sole discretion, enforce the Licensed Patent against any infringement by a third party. Licensee shall provide cooperation and, if determined necessary by Licensor, shall join as a party. Licensee shall not settle, enter into voluntary disposition of, or compromise any other type of litigation in a manner that imposes any obligations or restrictions on Licensor or grants any rights to the Licensed Patent without Licensor’s prior written permission.

(c)	Licensor shall retain the right at any time to initiate an infringement action to enforce the Licensed Patent against the infringing activities. If Licensor pursues an infringement action in which the person or persons responsible for the infringement are affiliated with Licensee, Licensee shall be responsible for all costs related to the infringement action. In addition, Licensor, in its sole discretion, shall have the right at any time to intervene at Licensor’s own expense and join Licensee in any claim or suit for infringement of the Licensed Patents. In the event Licensor elects to join in such a claim or suit, any consideration received in connection with any such claim or suit shall be shared between Licensor and Licensee in proportion with their share of the litigation expenses in such infringement action.

(d)	In any infringement suit or dispute, the parties agree to cooperate fully with each other. At the request of the party bringing suit, the other party will permit reasonable access after reasonable advance notice to all relevant personnel, records, papers, information, samples, specimens, etc., during regular business hours, as is necessary for the infringement suit or dispute and/or to comply with lawful process of a court of competent jurisdiction.

(e)	If it is necessary to name Licensor as a party in such action for infringement, then Licensee must first obtain Licensor’s prior written permission, which permission shall not be unreasonably withheld, provided that Licensor shall have reasonable prior input on choice of counsel on any matter where such counsel represents Licensor.

10.4	Waiver of Right to Challenge Licensed Patent. Licensee expressly waives any and all rights it may have to contest the validity or enforceability of the Licensed Patent during the term of this Agreement.

11.	Government Laws and Regulations.

11.1	Government Approvals. Licensee (including Licensee’s affiliates), at Licensee’s sole expense, shall obtain and maintain at all times all necessary government approvals, including Cannabis Licenses, for deployment of Units, use of Licensed Patent and generation of revenues in connection with this Agreement. Under no circumstance shall Licensor be, and shall not be, considered or represented to be a third-party beneficiary of any cannabis product manufacturing or transaction relationship between Licensee and a Cannabis License holder from any state. Should any Government Authority indicate to Licensee, its Affiliates or customers, verbally or in writing, that it might consider Licensor a third-party beneficiary in connection with any cannabis-related transaction requiring a Cannabis License, the person having knowledge of such potential designation shall promptly (1) inform Licensor of the circumstances of the Government Authority statement, and (2) shall fully cooperate with Licensor to ensure that Licensor will not be considered a third-party beneficiary or a person operating without a Cannabis License.

11.2	Government Registration. If this Agreement or any associated transaction is required by law to be either approved or registered with any governmental agency, Licensee shall assume all legal obligations to do so and shall do so at Licensee’s expense.

11.3	Violations of Applicable Cannabis Laws and Regulations. Licensee shall observe and shall contractually mandate its Affiliates to observe all applicable cannabis laws and regulations.

12.	Warranties and Disclaimers.

12.1	Licensor Representations and Warranties. Licensor represents and warrants to Licensee that to the best of the knowledge of Licensor, Licensor has full corporate power and authority to enter into this Agreement, this Agreement constitutes the binding legal obligation of the Licensor, and execution and performance of this Agreement by Licensor will not violate or conflict with any other agreement to which Licensor is a party or by which it is bound or with any law, rule or regulation applicable to Licensor. Licensor further represents and warrants that it is a duly organized, validly existing entity, and is in good standing under the laws of its jurisdiction of organization. Licensor represents and warrants that to the best of its knowledge, Licensor believes that the Licensed Patent is valid and enforceable.

12.2	Licensor’s DISCLAIMER OF WARRANTIES. EXCEPT AS SPECIFICALLY SET FORTH ABOVE, LICENSEE UNDERSTANDS AND AGREES THAT LICENSOR MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, AS TO THE UNITS, OR AS TO THE OPERABILITY OR FITNESS FOR ANY USE OR PARTICULAR PURPOSE, MERCHANTABILITY, SAFETY, EFFICACY, APPROVABILITY BY REGULATORY AUTHORITIES, NONINFRINGEMENT, AND/OR BREADTH OF PATENT RIGHTS. LICENSOR MAKES NO REPRESENTATION AS TO WHETHER ANY CLAIM OR PATENT WITHIN PATENT RIGHTS WILL CONTINUE TO BE VALID IN THE FUTURE, OR AS TO WHETHER THERE ARE ANY PATENTS NOW HELD, OR WHICH WILL BE HELD, BY OTHERS OR BY LICENSOR THAT MIGHT BE REQUIRED FOR USE OF PATENT RIGHTS IN FIELD OF USE. NOTHING IN THE AGREEMENT WILL BE CONSTRUED AS CONFERRING BY IMPLICATION, ESTOPPEL OR OTHERWISE ANY LICENSE OR RIGHTS TO ANY PATENTS OR TECHNOLOGY OF LICENSOR OTHER THAN THE PATENT RIGHTS, WHETHER SUCH PATENTS ARE DOMINANT OR SUBORDINATE TO THE PATENT RIGHTS, OR THE UNITS SPECIFICALLY DESCRIBED HEREIN.

12.3	Licensee’s Representations and Warranties. Licensee represents that it has full corporate power and authority to enter into this Agreement, this Agreement constitutes the binding legal obligation of the Licensee, and execution and performance of this Agreement by Licensee will not violate or conflict with any other agreement to which Licensee is a party or by which it is bound or with any law, rule, or regulation applicable to such parties. Licensee further represents and warrants that it is a duly, validly existing entity, and is in good standing under the laws of its jurisdiction of organization. Licensee further represents and warrants that it has had the opportunity to review the Licensed Patent along with the prosecution history of the Licensed Patent application and that Licensee had the opportunity to engage professionals to aid Licensee in this review; based on that review, Licensee believes that the Licensed Patent is valid and enforceable.

13.	Risk.

13.1	Indemnification.

(a)	Licensee hereby agrees to indemnify and defend Licensor and forever hold Licensor harmless from and against all third-party claims, suits, actions, proceedings, damages, losses or liabilities, costs, or expenses (including reasonable attorneys’ fees and expenses) arising out of, based upon, or in connection with (i) Licensee’s actions or omissions related to this Agreement; (ii) any breach of any of the Licensee’s representations and warranties as set forth in this Agreement; (iii) any alleged defects or dangers inherent in the Permitted Toll Process Activity or the use of the output thereof that is not solely attributable to the Licensed IP or other actions of the Licensor; (iv) any claims arising from Licensee’s gross negligence, recklessness or willful misconduct; (v) any injuries or damages to customers of the Permitted Toll Process Activity or arising from or related to the use of the output thereof that is not solely attributable to the Licensed IP or other actions of the Licensor; (vi) any violation of Applicable Law as it relates to Licensee’s business; or (vii) any tax or federal penalty related to related to Licensee’s business.

(b)	Licensor hereby agrees to indemnify and defend Licensee and hold Licensee harmless from and against all third-party claims, suits, actions, proceedings, damages, losses or liabilities, costs, or expenses arising out of, based upon, or in connection with (i) any breach of any of the Licensor’s representations and warranties or covenants as set forth in this Agreement; (ii) any alleged defects or dangers inherent in the Permitted Toll Process Activity or the use of the output thereof that is solely attributable to the Licensed IP as provided by Licensor or other actions of the Licensor; (iii) any violation of Applicable Law as it relates to Licensor in the Territory; (iv) any claims arising from Licensor’s gross negligence, recklessness or willful misconduct; or (v) any injuries or damages to customers of the Permitted Toll Process Activity or arising from or related to the use of the output thereof that is solely attributable to the Licensed IP as provided by Licensor or other actions of Licensor.

(c)	In connection with any claim arising hereunder, the indemnifying party may conduct the defense and have control of the litigation and settlement, provided that the indemnified party shall fully cooperate in defending against such claims. The indemnified party shall deliver prompt notice to the indemnifying party of any such claims.

13.2	Insurance

(b)	The policy or policies of insurance described in this Section 14.2 shall be issued in such form as is reasonably acceptable to Licensor and shall be issued by a carrier with an A.M. Best rating of A(VIII) or better. The policy or policies shall be endorsed to (i) name Licensor and their respective officers, directors, managers, employees, and agents as additional insureds on a primary and noncontributory basis; and (ii) to provide Licensor with at least thirty (30) days prior written notice of cancellation or material change in coverage. Within thirty (30) days following the Effective Date and thereafter no less than thirty days prior to expiration of the policy, Licensee shall provide Licensor with certificates of insurance, copies of endorsements and portions of the policy, where necessary, to evidence the required coverage and any renewals thereof for a period of at least one year.

(c)	Licensor, in Licensor’s sole discretion, may at any time during the Term review the insurance limits required above and adjust the limits to be consistent with commercially reasonable requirements for similar agreements.

13.3	Limiation of Liability. IN NO EVENT SHALL ANY OF THE PARTIES, AND THEIR RESPECTIVE OFFICERS, EMPLOYEES, AGENTS OR AFFILIATED ENTERPRISES, BE LIABLE FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL, INCIDENTAL, EXEMPLARY, OR PUNITIVE DAMAGES (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF PROFITS OR REVENUE) ARISING OUT OF OR IN CONNECTION WITH THE AGREEMENT OR ITS SUBJECT MATTER, REGARDLESS OF WHETHER ANY SUCH PARTY KNOWS OR SHOULD KNOW OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT SHALL LICENSOR, AND ITS OFFICERS, EMPLOYEES, AGENTS OR AFFILIATED ENTERPRISES, BE LIABLE FOR ANY INJURY OR CLAIM IN TORT ARISING OUT OF THE TRANSPORTATION OR OPERATION OF THE UNIT.

14.	Assignment. Licensor may, in its sole discretion, assign this Agreement and its rights and obligations hereunder, in whole or in part, to any corporation or other entity with or into which Licensor may hereafter merge or consolidate or to which Licensor may transfer all or substantially all of its assets, if in any such case said corporation or other entity shall by operation of law or expressly in writing assume all obligations of Licensor hereunder as fully as if it had been originally made a party hereto; Licensee may not assign the Agreement or its rights and obligations hereunder without the express prior written consent of Licensor, which consent shall not be unreasonably withheld, conditioned, or delayed. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

15.	Use of Name. Licensee may use the name, trademarks or other marks of Licensor in connection with the Permitted Toll Processing Activity under this Agreement, but may not use the name, trademarks or other marks of Licensor in any other commercial manner without the advance written consent of Licensor, which may be withheld in Licensor’s sole discretion. Notwithstanding the foregoing, Licensor may use Licensee’s name and logo for annual reports, brochures, website, internal reports and other marketing materials and publications without Licensee’s prior consent provided that this use is limited to advertising the Licensee’s ability to offer the Units and that this use does not state or imply that Licensee is the owner of the Units.

16.	Notice. All notices to be given under this Agreement shall be in writing shall be deemed to be served and received (a) when personally delivered, or delivered by courier as evidenced by signature; (b) on the fourth business day after mailing by United States registered or certified mail, postage prepaid and return receipt requested; (c) upon delivery when sent by any prepaid express delivery service requiring receipt confirmation signature (e.g., FedEx, UPS), or (d) when sent by email, upon the receipt by the sending parting of email delivery confirmation, and in each case addressed as set forth in this Section 16. Either party may change the email address or location at which it receives notices to another location within the United States of America upon not less than ten (10) days’ prior written notice to the other pursuant to this Section 16.

17.	General Provisions.

17.1	Governing Law. The Agreement will be construed and enforced in accordance with laws of the State of Nevada, without regard to the choice of law and conflicts of law principles. EACH PARTY ACKNOWLEDGES THAT: (I) CALIFORNIA HAS PASSED AMENDMENTS TO THE CALIFORNIA CONSTITUTION AND ENACTED CERTAIN LEGISLATION TO GOVERN THE CANNABIS INDUSTRY; AND (II) THE POSSESSION, SALE, MANUFACTURE, AND CULTIVATION OF CANNABIS PRODUCTS IS ILLEGAL UNDER FEDERAL LAW. EACH PARTY WAIVES ANY DEFENSES BASED UPON ILLEGALITY OR INVALIDITY OF CONTRACTS FOR PUBLIC POLICY REASONS AND/OR THE SUBSTANCE OF ANY DEFINITIVE AGREEMENT VIOLATING FEDERAL LAW. EACH PARTY HEREBY VOLUNTARILY AND UNCONDITIONALLY WAIVES, IN RELATION TO THIS AGREEMENT OR ANY ISSUE THEREUNDER: (A) ANY RIGHT OF REMOVAL OR APPEAL TO THE UNITED STATES FEDERAL DISTRICT COURTS, INCLUDING WITHOUT LIMITATION WAIVING THE RIGHT TO REMOVE TO FEDERAL COURT BASED ON DIVERSITY OF CITIZENSHIP; AND (B) ANY RIGHT TO COMPEL OR APPEAL ARBITRATION, TO CONFIRM ANY ARBITRATION AWARD OR ORDER, OR TO SEEK ANY AID OR ASSISTANCE OF ANY KIND IN THE UNITED STATES FEDERAL DISTRICT COURTS.

17.2	Compliance with Laws. Licensee and its Affiliates will comply with all applicable federal, state and local laws and regulations. In case of a change in laws or regulations that suspends the operation of the Unit for up to two months, or in case an existing law or regulation is interpreted by the competent enforcement authorities to apply to the Unit which suspends the operation of the Unit for up to two months (“Change of Laws”), Licensee shall promptly give notice to Licensor of the Change of Laws and of the impact of the Change of Laws, and all Licensee’s payment obligations under this agreement shall be delayed by the corresponding period of time when the Unit was not operational, namely for up to two months. During the two months Licensee and Licensor shall promptly negotiate in good faith a mitigation of the impact of the Change of Laws. If, at the end of the two months, the Change in Laws situation is still in effect and was not mitigated by the Parties in a manner that is mutually acceptable, Licensor shall have the right to terminate the Agreement with five business days’ notice.

17.3	Forum Selection. Licensee acknowledge that any claim for breach of the Agreement asserted by one party hereto against the other shall be brought in a court of competent jurisdiction in Las Vegas, Nevada.

17.4	Disputes; Arbitration. Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this Agreement to arbitrate, shall be determined by binding arbitration in Las Vegas, Nevada before one arbitrator. The petitioner shall initiate arbitration by service of a Demand for Arbitration upon the respondent. The arbitration shall be administered by JAMS in English and the JAMS Streamlined Procedures shall apply. Judgment on the award may be entered in any court having appropriate jurisdiction. This clause shall not preclude parties from seeking remedies in aid of compelling arbitration from a court of appropriate jurisdiction. Each party will bear its own initial costs for arbitration; however, the prevailing party shall be awarded reimbursement of its arbitration expenses as a measure of costs. The prevailing party in arbitration shall also be awarded reasonable attorneys’ fees. The arbitrator shall render a written decision, including the factual basis for such decision. The provisions of this paragraph shall survive any termination of this Agreement.

17.5	Waiver of Right to Jury Trial and Other Waiver. EACH OF THE PARTIES, TO THE FULL EXTENT PERMITTED BY LAW, HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY, WAIVES, RELINQUISHES AND FOREVER FOREGOES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO THIS AGREEMENT AND WITH RESPECT TO ANY COUNTERCLAIM, CROSS-CLAIM, OR THIRD-PARTY COMPLAINT THEREIN. EACH PARTY HEREBY VOLUNTARILY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT ALLOWED BY LAW, IN RELATION TO THIS AGREEMENT OR ANY ISSUE THEREUNDER: (A) ANY RIGHT OF REMOVAL OR APPEAL TO THE UNITED STATES FEDERAL DISTRICT COURTS, INCLUDING WITHOUT LIMITATION TO, WAIVING THE RIGHT TO REMOVE TO FEDERAL COURT BASED ON DIVERSITY OF CITIZENSHIP; (B) THE RIGHT TO CONSENT TO REMOVAL OF ANY OTHER PARTY THERETO; AND (C) ANY RIGHT TO SEEK ANY AID OR ASSISTANCE OF ANY KIND IN THE UNITED STATES FEDERAL DISTRICT COURTS, COURTS OF APPEAL OR THE UNITED STATES SUPREME COURT. EACH PARTY HERETO: (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

17.6	Prevailing Party. If any arbitration, legal action or other proceeding not in contravention of this Agreement is brought for the enforcement of this Agreement or because of an alleged dispute, breach, default or misrepresentation in connection with any provisions of this Agreement, the successful or prevailing Party or Parties shall be entitled to recover from the non-prevailing Party, in addition to all other damages and relief to which it may be entitled, reasonable attorneys’ fees, court costs and all expenses (including, without limitation, all such fees, costs and expenses incident to appeals), incurred in that action or proceeding.

17.7	Binding Effect. The Agreement is binding upon and inures to the benefit of the parties hereto, their respective executors, administrators, heirs, permitted assigns, and permitted successors in interest.

17.8	Joint and Several Liability. Each of the Licensee and its Affiliates shall be jointly and severally liable for the obligations of Licensee in this Agreement. All references to Licensee in this Agreement shall be construed to include all Licensee Affiliates with respect to Licensee’s obligations, but not rights under this Agreement.

Force Majeure. No party shall be liable or responsible to the other Party, or be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement, when and to the extent such Party’s (the “Impacted Party”) failure or delay is caused by or results from the following force majeure events (“Force Majeure Events”): (a) acts of God; (b) flood, fire, earthquake, epidemics, pandemics, quarantines; (c) war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, riot, explosions or other civil unrest; (d) government order, law, or action; (e) national or regional emergency; (f) strikes, labor stoppages or slowdowns, or other industrial disturbances; (g) inability or delay in obtaining supplies of adequate or suitable materials; and (h) any other similar events or circumstances beyond the reasonable control of the Impacted Party. The Impacted Party shall give notice within 5 business days of the Force Majeure Event to the other Party, stating the period of time the occurrence is expected to continue. The Impacted Party shall use diligent efforts to end the failure or delay and ensure the effects of such Force Majeure Event are minimized. The Impacted Party shall resume the performance of its obligations as soon as reasonably practicable after the removal of the cause. In the event that the Impacted Party’s failure or delay remains uncured for a period of 60 consecutive business days following written notice given by it under this section, either Party may thereafter terminate this Agreement upon 30 days’ written notice. Notwithstanding the foregoing, the obligations of a Party to make payments to the other Party pursuant to this Agreement shall continue except that any Minimum Royalty Payment due during a period of a Force Majeure Event shall be adjusted on a pro-rata basis to accomodate for the failure or delay associated with the Force Majeure Event.

17.10	Construction of Agreement. Headings are included for convenience only and will not be used to construe the Agreement. The parties acknowledge and agree that both parties substantially participated in negotiating the provisions of the Agreement; therefore, both parties agree that any ambiguity in the Agreement shall not be construed more favorably toward one party than the other party, regardless of which party primarily drafted the Agreement.

17.11	Modification. Any modification of the Agreement will be effective only if it is in writing and signed by duly authorized representatives of both parties. No modification will be made by email communications.

17.12	Severability. The provisions of this Agreement are severable, and in the event that any provision of this Agreement shall be determined to be invalid or unenforceable under any controlling body of the law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

17.13	Waiver. Neither party will be deemed to have waived any of its rights under the Agreement unless the waiver is in writing and signed by such party. No delay or omission of a party in exercising or enforcing a right or remedy under the Agreement shall operate as a waiver thereof.

17.14	Entire Agreement. This Agreement, including all Exhibits attached hereto and incorporated herein, constitutes the entire understanding between the parties. This Agreement supersedes any and all prior understandings and agreements between the parties, oral and written.

17.15	Counterparts and Signatures. The Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. A party may evidence its execution and delivery of the Agreement by transmission of a signed copy of the Agreement via facsimile or email. Documents executed, scanned, and transmitted electronically, including electronic signatures, shall be deemed original signatures for purposes of this Agreement and all matters related thereto, with such scanned and electronic signatures having the same legal effect as original signatures.

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Agreement as of the day first written above.

LICENSOR:

CRYOMASS TECHNOLOGIES INC

BY:
Christian Noël, Chief Executive Officer

LICENSEE:

RUBBERROCK, INC

BY:
Kevin Ahaesy, President

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